Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Lisa O’Connor ANSYS, Inc. Office: 724-514-1782 Email: lisa.oconnor@ansys.com

ANSYS ELECTS TO REFILE WITH FTC FOR MERGER REVIEW

SOUTHPOINTE, PA – March 27, 2006 – ANSYS, Inc. (Nasdaq: ANSS), a global innovator of simulation software and technologies designed to optimize product development processes, today announced that following informal discussions with staff at the Federal Trade Commission (“FTC”), ANSYS has elected to refile its pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act with respect to its acquisition of Fluent Inc.

ANSYS has withdrawn its original filing and has refiled its Notification and Report Form with the FTC and the Antitrust Division of the Department of Justice on March 27, 2006. As a result, the FTC staff will have more time to review the information submitted by ANSYS and Fluent before the staff must determine what additional information, if any, it will request. The waiting period for the new filing will expire at 11:59 p.m. on the 30th day after the refiling is completed unless earlier terminated by the FTC and the Antitrust Division. ANSYS and Fluent remain committed to working cooperatively with the FTC as it conducts its review of the acquisition.

Subject to customary closing conditions and the expiration or termination of the waiting periods under the Hart-Scott-Rodino Act discussed above, ANSYS continues to anticipate the transaction will close in the second quarter of 2006, although the timing of the closing may be affected by formal or informal requests, if any, for additional information from the FTC.

About ANSYS, Inc.

ANSYS, Inc., founded in 1970, develops and globally markets engineering simulation software and technologies widely used by engineers and designers across a broad spectrum of industries. The Company focuses on the development of open and flexible solutions that enable users to analyze designs directly on the desktop, providing a common platform for fast, efficient and cost-conscious product development, from design concept to final-stage testing and validation. The Company and its global network of channel partners provide sales, support and training for customers. Headquartered in Canonsburg, Pennsylvania U.S.A. with more than 25 strategic sales locations throughout the world, ANSYS, Inc. and its subsidiaries employ approximately 600 people and distribute ANSYS products through a network of channel partners in over 40 countries. Visit http://www.ansys.com for more information.

Safe Harbor Statement

Certain statements contained in the press release regarding matters that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). All forward-looking statements in this press release are subject to risks and uncertainties. These include the risk that the acquisition of Fluent may not be consummated and the risk that the business of ANSYS and Fluent may not be combined successfully or such combination may take longer or cost more to accomplish than expected. Additional risks are detailed from time to time in reports filed by ANSYS, Inc. with the Securities and Exchange Commission, including ANSYS, Inc.’s 2005 Annual Report and Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information or future events after the date they were made.

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